Exhibit 99.1

Contact:
Nicole Foderaro	Carolyn Bumgardner Wang
Associate Director of Corporate	WeissComm Partners, Inc.
Communications & IR	415-946-1065
650-517-8472	carolyn@weisscommpartners.com
nfoderaro@nuvelo.com

NUVELO REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS AND

ACCOMPLISHMENTS

SAN CARLOS, Calif., November 2, 2006 – Nuvelo, Inc. (Nasdaq: NUVO) today announced third quarter 2006 financial results and accomplishments.

For the third quarter ended September 30, 2006, Nuvelo reported a net loss of $26.7 million, or $0.51 per share, compared to a net loss of $18.5 million, or $0.44 per share, for the same period in 2005. As of September 30, 2006, the company had cash, cash equivalents and short-term investments of $157.2 million.

Revenues for the third quarter of 2006 were $0.9 million compared to third quarter 2005 revenues of $0.1 million. The increase was primarily due to the recognition of revenue from the up-front license fee of $50.0 million received from Bayer HealthCare (Bayer) in January 2006. The up-front license fee was recorded as deferred revenue upon receipt and is being recognized as revenue on a straight-line basis over the term of the agreement.

Total third quarter 2006 operating expenses were $29.7 million compared to $19.0 million in the prior year period. Research and development expenses were $23.1 million for the three months ended September 30, 2006 compared to $14.8 million for the third quarter of 2005. These amounts are net of credits for cost-sharing amounts billable to collaboration partners of $7.9 million and $0.5 million in the respective periods. Research and development expenses increased primarily due to clinical trial and drug manufacturing activities, a $4.0 million up-front license fee paid as a result of our entry into an expanded collaboration agreement with Archemix, and personnel costs, including $1.1 million of non-cash employee stock-based compensation expense under SFAS 123(R), which were partially offset by the increase in cost-sharing credits noted above. General and administrative expenses were $6.8 million for the three months ended September 30, 2006 and $4.2 million for the same period in 2005. The increase was primarily due to expenses related to the growth in our infrastructure, pre-commercialization activities for alfimeprase and non-cash employee stock-based compensation expense of $1.3 million.

Net interest and other income for the third quarter of 2006 was $2.1 million compared to $0.4 million in the comparable period of 2005. The increase was primarily due to higher average cash and investment balances and applicable interest rates in the 2006 period.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

For the nine-month period ended September 30, 2006, the net loss was $65.2 million, or $1.28 per share, compared to a net loss of $50.1 million, or $1.23 per share, in the comparable period in 2005. Revenues for the first nine months of 2006 were $3.0 million compared to $0.4 million in the same period of 2005. Total operating expenses for the nine months ended September 30, 2006 and 2005 were $74.0 million and $51.5 million, respectively.

For the three and nine months ended September 30, 2006, our net cash used in operating activities was $24.0 million and $22.1 million, respectively. Our cash burn, a non-GAAP measure, as defined and reconciled below, was $22.5 million and $25.3 million in the three and nine months ended September 30, 2006, respectively, both including the $4.0 million up-front license fee paid to Archemix. Additionally, cash burn in the nine-month period includes the receipt of the $50.0 million up-front payment from Bayer in the first quarter and the $5.4 million cash payment in the second quarter to settle the principal and interest on a promissory note issued to Affymetrix.

“In the third quarter, we achieved two significant milestones in the Company’s history by completing enrollment in the first trial in both Phase 3 alfimeprase programs. We also advanced our pipeline by presenting positive results from a Phase 2 proof-of-concept trial evaluating the potential of rNAPc2 in the treatment of patients with acute coronary syndromes (ACS), nominating a new product candidate, NU172, and expanding our agreement with Archemix for the discovery of short-acting anticoagulants,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “Over the next several months, we will remain focused on our key value-driving deliverables — execution of our milestones, and producing and announcing top-line alfimeprase data in acute peripheral arterial occlusion (PAO) and catheter occlusion (CO).”

Recent Corporate Accomplishments

•	Completed enrollment in the first Phase 3 alfimeprase trial in acute PAO, NAPA-2;

•	Completed enrollment in the first Phase 3 alfimeprase trial in CO, SONOMA-2;

•	Presented Phase 2 efficacy data from the ANTHEM (Anticoagulation with rNAPc2 To Help Eliminate MACE)/TIMI 32 trial evaluating rNAPc2 in patients with acute coronary syndromes (ACS) at the World Congress of Cardiology in Barcelona and at the Transcatheter Cardiovascular Therapeutics 2006 Conference in Washington, D.C.;

•	Signed a new collaboration agreement with Archemix and designated NU172, a short-acting, direct thrombin inhibiting aptamer, as a development candidate for potential use as an anticoagulant for patients undergoing acute medical or surgical procedures;

•	Expanded management team with Ward Wolff as senior vice president, finance and chief financial officer, and Jill Pergande as vice president, human resources.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

Upcoming Milestones

In the remainder of 2006 and into early 2007, Nuvelo anticipates accomplishing the following:

•	Presentation of Phase 2 alfimeprase and rNAPc2 data at the American Heart Association Scientific Sessions 2006 in November;

•	Release of top-line data from both the NAPA-2 and SONOMA-2 trials;

•	Initiation of a Phase 2 alfimeprase trial in acute ischemic stroke, CARNEROS-1 (Catheter directed Alfimeprase for Restoration of Neurologic function and Rapid Opening of arteries in Stroke) in the fourth quarter of 2006;

•	Initiation of a Phase 1 study evaluating NU206 in the fourth quarter of 2006;

•	Initiation of IND-enabling studies for NU172 in the fourth quarter of 2006.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800-561-2718 for domestic callers and 617-614-3525 for international callers and reference conference passcode, 46778494. A telephone replay of the conference call will be available through Thursday, November 16, 2006. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference conference passcode, 87766098. In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s development pipeline includes three acute cardiovascular programs: alfimeprase, a direct-acting thrombolytic in Phase 3 clinical trials for the treatment of thrombotic-related disorders; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex that completed Phase 2 clinical development in acute coronary syndromes; and preclinical candidate NU172, a direct thrombin inhibitor for use as a short-acting anticoagulant during medical procedures. Nuvelo is also advancing an emerging oncology pipeline, which includes NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis, inflammatory bowel disease and short bowel syndrome, as well as rNAPc2 for potential use as a cancer therapy. In addition, Nuvelo expects to leverage its expertise in secreted proteins and cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding the company’s anticipated use of cash in the fiscal year 2006, the timing and amounts of potential Company revenues under collaborative agreements with third parties, the timing and progress of Nuvelo’s clinical stage and internal research programs, including 2006 milestones identified above, the potential improvement or benefit that current or future clinical development programs may demonstrate, and the potential commercial launch of alfimeprase, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended		Nine months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Contract revenue	$908	$123	$2,978	$362

Operating expense:
Research and development	23,134	14,798	49,929	40,341
General and administrative	6,840	4,175	24,310	11,139
Loss (gain) on sale or disposal of assets	(272)	2	(276)	25

Total operating expenses	29,702	18,975	73,963	51,505

Operating loss	(28,794)	(18,852)	(70,985)	(51,143)

Interest expense - related party	(75)	(111)	(260)	(345)
Interest expense - other	(20)	(143)	(252)	(414)
Interest income	2,221	639	6,276	1,617
Other income, net	—	8	4	157

Net loss	$(26,668)	$(18,459)	$(65,217)	$(50,128)

Basic and diluted net loss per share	$(0.51)	$(0.44)	$(1.28)	$(1.23)
Weighted average shares used in computing basic and diluted net loss per share	52,022	42,163	50,943	40,727

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$157,198	$70,336
Working capital	152,275	49,582
Total assets	212,105	108,046
Bank loans	1,877	3,032
Notes payable	—	4,000
Capital lease obligations	113	22
Related party line of credit	2,979	5,042
Accumulated deficit	(392,876)	(327,659)
Total stockholders’ equity	119,354	56,764

Cash Burn

We define “Cash Burn,” a non-GAAP financial measure, as the net cash used in operating activities, as determined in accordance with GAAP, adjusted for the effects of purchases or sales of equipment, property and software, payments on debt obligations, and proceeds from the exercise of options, warrants and the employee stock purchase plan, all being determined in accordance with GAAP. We believe Cash Burn is an important measure for investors, as it indicates the rate at which we are using our total cash and investment balances in our general business activities. We also believe that the presentation of this non-GAAP financial measure will enable investors, analysts and readers of our financial statements to compare non-GAAP measures with relevant GAAP measures in all periods presented. Any non-GAAP financial measure used by us should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The calculation of Cash Burn for the three and nine months ended September 30, 2006 is as follows (in millions):

	Three months ended September 30, 2006	Nine months ended September 30, 2006
	(unaudited)
Net cash used in operating activities *	$24.0	$22.1
Purchases of equipment, property and software	0.8	1.9
Proceeds from sale of assets	(0.5)	(0.5)
Payments on bank loans	0.4	1.2
Payment of note payable	—	4.0
Payments on related party line of credit	0.7	2.1
Proceeds from exercise of options, warrants and ESPP	(2.9)	(5.5)

Cash Burn	$22.5	$25.3

*	Cash used in the nine-month period is net of the $50.0 million up-front payment received from Bayer.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com